Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 3, 2018 (the “Plan”), is entered into by and among InterDigital, Inc., a Pennsylvania corporation (“InterDigital” and after the Effective Time, the “Surviving Corporation”), InterDigital Parent, Inc., a Pennsylvania corporation (“TopCo”), and InterDigital Merger Sub, Inc., a Pennsylvania corporation (“Merger Sub”).

Background

A.    InterDigital’s authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (“InterDigital Common Stock”), of which, 34,627,324 shares were issued and outstanding as of February 28, 2018 and 36,127,579 shares were held in treasury on such date, and (ii) 14,398,600 shares of preferred stock, par value $0.10, none of which is currently outstanding (“InterDigital Preferred Stock”).

B.    TopCo’s authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (“TopCo Common Stock”), of which, 1 share is currently issued and outstanding and no shares are held in treasury, and (ii) 14,398,600 shares of preferred stock, par value $0.10, none of which are issued and outstanding (“TopCo Preferred Stock”). Since the incorporation of TopCo, InterDigital has owned all of the issued and outstanding TopCo Common Stock such that TopCo is a “holding company” as defined in Section 321(d)(4)(iii) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”).

C.    The designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the TopCo Preferred Stock and the TopCo Common Stock are the same as those of the InterDigital Preferred Stock and the InterDigital Common Stock, respectively.

D. The Articles of Incorporation and the Bylaws of TopCo immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Articles of Incorporation and Bylaws of InterDigital immediately before the Effective Time (other than, as the case may be, with respect to matters excepted by Section 321(d)(4)(i)(D) of the PBCL).

E.    The directors of TopCo immediately after the Effective Time will be identical to the directors of InterDigital immediately before the Effective Time.

F.    Merger Sub’s authorized capital stock consists of 100 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), of which 1 share is currently issued and outstanding and no shares are held in treasury. TopCo owns all of the issued and outstanding Merger Sub Common Stock.

G.    InterDigital, TopCo and Merger Sub have determined that it is in their respective best interests that InterDigital and Merger Sub should merge, InterDigital shall be the surviving corporation and TopCo shall be a “holding company” of InterDigital, as such term is defined in Section 321(d)(4) of the PBCL.

H.    Pursuant to authority granted by the Board of Directors of InterDigital, InterDigital will, immediately prior to the Effective Time, contribute to the capital of TopCo all of the shares of InterDigital Common Stock then held by InterDigital in its treasury.

Terms

The parties hereby prescribe the terms and conditions of the merger and the mode of carrying the same into effect as follows:

1.    Merger of Merger Sub with and into InterDigital. At the Effective Time, Merger Sub shall merge with and into InterDigital (the “Merger”) in accordance with Subchapter C of Chapter 3 of the PBCL, and the separate existence of Merger Sub shall cease. InterDigital shall be the surviving corporation and assume all of the rights, privileges, assets and liabilities of Merger Sub.

2.    Effect of the Merger. The effect of the Merger shall be as provided in Section 336 of the PBCL. As a result of the Merger, by operation of law and without further act or deed, at the Effective Time, all property, rights, interests and other assets of Merger Sub shall be transferred to and vested in the Surviving Corporation, and the Surviving Corporation shall assume all of the liabilities and obligations of Merger Sub.

3.    Effect on Capital Stock and Related Purchase Rights. At the Effective Time:

3.1.    Each then issued and outstanding share of TopCo Common Stock held by InterDigital will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Corporation with respect thereto.

3.2.    Each then issued and outstanding share or fraction of a share, (including those shares formerly held in treasury by InterDigital and contributed to TopCo prior to the Merger), of InterDigital Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share or equal fraction of a share of TopCo Common Stock, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a share of InterDigital Common Stock immediately prior to the Effective Time.

3.3.    Each then issued and outstanding share of Merger Sub Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share of common stock of the Surviving Corporation.

4.    Certificates. At the Effective Time, each outstanding certificate that, immediately prior to the Effective Time, evidenced InterDigital Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of TopCo Common Stock into which such shares of InterDigital Common Stock were converted pursuant to Section 3.2 of this Plan.

5.    Articles of Incorporation, By-laws, Officers and Directors. The Articles of Incorporation and Bylaws of InterDigital, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation.

6.    Name Change. At the Effective Time, InterDigital will change its name to “InterDigital Wireless, Inc.” and TopCo will change its name to “InterDigital, Inc.”

7.    Plan of Reorganization. This Plan shall constitute a plan of reorganization of InterDigital and Merger Sub.

8.    Tax Treatment. The Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

9.    Filing and Effective Time. If this Plan has not been terminated pursuant to Section 11 hereof, after this Plan has been duly approved in the manner required by law, appropriate Articles of Merger shall be filed by InterDigital and Merger Sub pursuant to and in accordance with the PBCL. The Merger shall be effective (the “Effective Time”) upon filing.

10.    Termination. This Plan may be terminated and the Merger abandoned by the Board of Directors of each of InterDigital, TopCo and Merger Sub at any time prior to the Effective Time.

11.    Adoption and Approval. The Plan was adopted and approved by written consent of the Board of Directors of InterDigital dated March 23, 2018, by written consent of the Board of Directors of TopCo dated March 23, 2018 and by written consent of the Board of Directors of Merger Sub dated March 23, 2018. Pursuant to Section 321(d)(4) of the PBCL, the Plan was not required to be approved by the shareholders of InterDigital or Merger Sub.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this duly approved Agreement of Merger to be executed as of the date first written above.

INTERDIGITAL, INC.

By:	/s/ William J. Merritt
	Name:	William J. Merritt
	Title:	President and CEO

INTERDIGITAL PARENT, INC.

By:	/s/ William J. Merritt
	Name:	William J. Merritt
	Title:	President and CEO

INTERDIGITAL MERGER SUB, INC.

By:	/s/ Richard J. Brezski
	Name:	Richard J. Brezski
	Title:	President

[Signature Page to Agreement and Plan of Merger]